                                                               FORM 3

                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*  2.  Date of Event Re-     4. Issuer Name and Ticker or Trading
                                              quiring Statement        Symbol
   Rowe             Michael       J.          (Month/Day/Year)         Activision, Inc. (ATVI)
   (Last)           (First)     (Middle)
                                                 8/2/99             5. Relationship of Reporting Persons    6. If Amendment,
   Activision, Inc.                                                     to Issuer (Check all applicable)       Date of Original
   3100 Ocean Park Boulevard              3.  I.R.S. Identification                                            (Month/Day/Year)
                (Street)                      Number of Reporing       __ Director       __ 10% Owner
                                              Person, if an entity
                                              (voluntary)               X Officer (give  __ Other (specify  7. Individual or Joint/
   Santa Monica     California   90405                                      title below)         below)        Group Filing (Check
   (City)            (State)     (Zip)                                                                         Applicable Line)
                                                                          Executive Vice President,         X  Form filed by One
                                                                           Human Resources                     Reporting Person

                                                                                                            __ Form filed by More
                                                                                                               than One Reporting
                                                                                                               Person

                                       Table 1 - Non-Derivative Securities Beneficially Owned

                                      2. Amount of Securities     3. Ownership Form: Direct  4. Nature of Indirect Beneficial
1.  Title of Security                    Beneficially Owned          (D) or Indirect (I)        Ownership (Instr. 4)
    (Instr. 4)                           (Instr. 4)                  (Instr. 4)



Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                         (Print or Type Responses)

                            Table II - Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative   2. Date Exercisable     3. Title and Amount of      4. Conversion or   5. Ownership     6. Nature of
   Security (Instr. 4)      and Expiration Date     Securities Underlying       Exercise Price     Form of Deri-    Indirect
-----------------------    (Month/Day/Year)         Derivative Security         of Derivative      vative Sec-      Beneficial
                                                    (Instr. 4)                  Security           urity: Dir-      Ownership
                         ---------------------      ----------------------                         ect (D) or In    (Instr. 4)
                                       Expira-                     Amount                          Direct (I)
                           Date Exer-  tion                       or Number                        (Instr. 4)
                           cisable     Date           Title       of Shares
                           ---------   -------     -------------  ---------     --------------    --------------    ---------------



Explanation of Responses:


**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.                                                /s/ Michael J. Rowe               8/12/99
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                  ---------------------------    -------------
                                                                           **Signature of Reporting Person          Date
                                                                                Michael J. Rowe

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.
                                                                                                                              Page 2
